The Nash Group
704 Black Pearl Cove
Rocky Mount, NC 27804
Telephone: 252-973-0780 - Fax: 252-454-0783

August 13, 2008

Lanny M. Roof, CPA (Retired)
CEO & Treasurer
Universal Holdings, Inc.
PO Box 8851
Rocky Mount, NC 27804

RE: Turn Key Tool Manufacturing Agreement with Advance Thermo Control, Ltd.

Dear Mr. Roof:

In response to your request that I clarify our earlier discussion concerning the agreement with Advance Thermo Control, Ltd. (ATC) for the manufacturing of the Turn Key Tool product, the following information is provided.

Universal Products Marketing, Inc. (UPM) was an earlier product development firm incorporated in 2002. The original UPM acquired both the Turn Key patent and the original inventory of product. The product was purchased from Advance Thermo Control, Ltd. The manufacturer of this product was found by a product acquisition consultant The WestWord Group LLC.

In 2006 the original Universal Products Marketing, Inc. was in serious financial difficulty and was not able to pursue their business plan. The Nash Group entered into negotiations to acquire all remaining product and inventory from UPM in return for taking on the company debt of $125,000. This transaction occurred in November of 2006. Following this the original Universal Products Marketing, Inc. folded and no longer exists.

In 2007 when you approached The Nash Group about re-organization of the manufacturing and distribution of the Turn Key product we indicated that we were happy to sell you the patent and our remaining inventory. We also made it clear that we no longer had any rights to the name Universal Products Marketing and were happy to have you use it as the name of your new company. We then sold you the patent on March 17, 2008 and inventory on June 13, 2008.

The Nash Group no longer has any claim to the patent or the inventory for the Turn Key product .

I am attaching to this letter the original agreement between ATC and The WestWord Group as well as the original invoice for material. Please let me know if you request any further information on this matter.

Sincerely,

/s/  Carlton Harlow
Carlton Harlow Managing Partner The Nash Group

Advance Thermo Control, Ltd.
19° Floor Million Fortune Industrial Centre
34-36 Chai Wan Kok Street, Tsuen Wan, N.T. Hong Kong
Phone: 852-2498-7465 Fax: 852-2413-3080
U.S. Representative
Advance Technical Components Inc.
630 Pratt Avenue North
Schaumburg, IL 60193
(847) 985-8383 (Fax) 985-1323

Stuart Schantz
Westward Group
8024 Glenwood Avenue Suite 205
Raleigh, NC 27612
April 16, 2003
Re:Turn-Key program

Dear Stuart,

In follow-up to our conversations I would like to offer this letter to you and the Westward Group in order to establish our working principles , and guidelines for the Turn-Key program initiation.

As an independent entrepreneurial group we understand the start up processes necessary to establish your sales, marketing, and distribution channels for your new product. We are keenly enthused with the product focus and believe that you have a keen opportunity to fulfill a niche market requirement that offers a great growth opportunity.

In order to validate the quotation of this product the annual volume of up to 25,000 units in the first year is offered with the understanding to allow for your initial smaller volume production releases necessary as you establish this new product line.

We understand that based upon a pilot production of 100 pieces subsequent releases at a minimum of 1,000 units will be issued and increased as your marketplace is established.

Our strategic supplier alliance plan is allow the Westward Group the ability to establish your marketplace while providing the volume flexibility to maintain your working capital inline with actual sales growth.

I have enclosed the Aluminum 'professional' unit tooling cost which had been over looked in Michaels earlier fax quotation.

Once we have received the initial 50% tooling deposit our engineering team will provide you with a GANT chart outlining tooling completion and production start-up schedule dates for your product introduction preparations.

We would also offer an open invitation for your visitation to Our China facilities during the initial production pilot run.

Thank you for the opportunity to service your requirements. Please feel free to contact myself our Michael directly if you should have any questions or require further assistance.

Sincerely,

/s/  Bill Irwin

Bill Irwin
Director
Cc: Michael Irwin, A.J. Horner, John Elliasen, Carlton Harlow